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                                PETSEC ENERGY LTD
                              (A.C.N. 000 602 700)

18 January 1999

            PETSEC ENERGY FINALISES PURCHASE AND SALE AGREEMENT WITH
                               APACHE CORPORATION


Sydney, Australia - Petsec Energy Ltd (ASX: PSA and NYSE: PSJ), today announced that its wholly owned subsidiary, Petsec Energy Inc. has signed the purchase and sale agreement of its previously announced sale of properties to Apache Corporation. The transaction represents a cash sale of 50% of Petsec's working interest in certain oil and gas properties in the Gulf of Mexico to Apache for US$68.5 million.

The transaction is effective January 1, 1999 with closing expected to take place on February 1, 1999. Petsec intends to use the proceeds from the sale to: repay a significant proportion of its senior bank debt; fund a portion of its 1999 capital program; and for working capital.

Petsec Energy Ltd's Managing Director, Mr. Terry Fern said "Negotiations with Apache have proceeded well, resulting in the signing of a purchase and sale agreement consistent with the terms of the letter of agreement announced on December 22, 1998."

Upon completion of the transaction, Petsec will hold a 100% working interest in 21 leases in addition to a 50% working interest in 23 joint venture leases. All of these leases are situated in the shallow waters of the Gulf of Mexico.


For further information please contact:

In Australia:                                In USA:

Geoff Fulcher, Company Secretary             Ross Keogh, Chief Financial Officer
Petsec Energy Ltd                            Petsec Energy Ltd
(61) 2 9247 4605 (phone)                     (318) 989 1942 (phone)
(61) 2 9251 2410 (fax)                       (318) 989 7271 (fax)
Level 13, Gold Fields House                  143 Ridgeway Drive, Suite 113
1 Alfred Street, Sydney, NSW 2000  Lafayette, Louisiana, 70503-3402

   Company information is available at Petsec's web site http://www.petsec.com

1 Information in this report which relates to hydrocarbon reserves is based on information compiled by a person qualified in accordance with Listing Rule 5.11 and accurately reflects the information compiled by that person.

2 Certain statements in this report regarding future expectations and plans of the Company may be regarded as "forward-looking statements" within the meaning of Section 27A of the USA Securities Act of 1933 and Section 21E of the USA Securities Exchange Act of 1934. Although the Company believes that its expectations and plans are based upon reasonable assumptions, it can give no assurance that its goals will be met. Actual results may vary significantly from those anticipated due to many factors, including oil and gas prices, operating hazards, drilling risks, environmental risks and uncertainties in interpreting engineering and other data relating to oil and gas reservoirs, as well as other risks discussed in the Company's SEC filings.